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HOLLAND & KNIGHT [Letterhead]


One East Broward Boulevard
P.O. Box 14070 (ZIP 33302-4070)
Fort Lauderdale, Florida 33301

954-525-1000
FAX 954-463-2030


                                        June 12, 1997


CyberGuard Corporation
2101 West Cypress Creek Road
Fort Lauderdale, Florida 33309


        RE:     CYBERGUARD CORPORATION--REGISTRATION STATEMENT ON
                FORM S-3 (REG. NO. 333-28693) (THE "REGISTRATION
                STATEMENT")--OPINION RE LEGALITY


Gentlemen:


        We have acted as counsel to CyberGuard Corporation, a Florida corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), under which certain selling shareholder named therein (the "Selling Shareholder") intend to offer and sell in a public offering, from time to time, an aggregate of up to 1,470,085 shares (the "Shares") of the Common Stock, $.01 par value per share, of the Company ("Common Stock").

        The shares will be sold to the Selling Shareholder or its designee in connection with a Private Securities Subscription Agreement dated as of May 15, 1997 (the "Subscription Agreement") between the Company and the Selling Shareholder. Pursuant to the Subscription Agreement, the Company will issue to the Selling Shareholder, against calls for proceeds by the Company, up to 1,470,085 shares of its common stock.

        In this connection, we have reviewed copies of the Articles of Incorporation and Bylaws of the Company and the Subscription Agreement, and we have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

        Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance in connection pursuant to the Subscription Agreement, against payment of the purchase price therefor (as applicable), will be, assuming no change in the applicable law or pertinent facts, and assuming sufficient authorized capital at the time of issuance, validly issued, fully paid and non-assessable.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/ Steven Sonberg
                                        ---------------------------
                                        Holland & Knight LLP
                                        By: Steven Sonberg, Partner